Exhibit 99.1

U.S. Physical Therapy to Close Eight Clinics

    HOUSTON--(BUSINESS WIRE)--Sept. 2, 2004--U.S. Physical Therapy, Inc. (Nasdaq:USPH) today announced that it will close eight clinics, reducing its present total number of clinics from 260 to 252.
    Livingston Kosberg, Interim Chief Executive Officer, said, "After a thorough review of all of the Company's clinics, we have made the decision to close eight facilities. Six of the eight are wholly owned and not equity partnership clinics. The closing of these clinics is consistent with our July 29, 2004 news release stating the Company's renewed focus on clinics owned in partnership with therapists."
    Of the planned closings, one clinic is located in each of the states of Connecticut, Florida, Louisiana, New Jersey, Michigan, Ohio, Texas and Washington. In connection with the closings, the Company expects to take a charge of approximately $800,000 pre tax, or $500,000 after tax, the equivalent of $.04 per diluted share.
    U.S. Physical Therapy's Chief Financial Officer Larry McAfee added, "Although we are normally reluctant to close clinics, these facilities had lost money over extended periods of time. The eight clinics incurred pretax losses of approximately $300,000 in the first half of 2004. Our analysis confirmed that it was prudent to act now rather than to allow these facilities to continue to be a drag on earnings."
    U.S. Physical Therapy reported 254 clinics in operation at June 30, 2004. Thus far in the current quarter ending September 30, 2004, the Company has opened six facilities, bringing the current number of clinics to 260. The planned closings would reduce that total to 252. The Company expects to open from 12 to 16 additional new clinics before year end. This would bring the total number of new clinic openings for the full year 2004 to 34 to 38 and the total projected facilities open at year end to an expected range of 264 to 268.
    Founded in 1990, U.S. Physical Therapy, Inc. operates outpatient physical and/or occupational therapy clinics in 35 states. The Company's clinics provide pre and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties. U.S. Physical Therapy, Inc. has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List. More information is available at www.usph.com.
    This press release contains forward-looking statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should," and similar words), which involve numerous risks and uncertainties. Given these uncertainties, you should not place undue reliance on the Company's forward-looking statements. Management undertakes no obligation to update any forward-looking statement, whether as the result of actual results, changes in assumptions, new information, future events, or otherwise.

    CONTACT: U.S. Physical Therapy, Houston
             Larry McAfee or J. Livingston Kosberg, 713-297-7000 or
             DRG&E
             Investors Relations:
             Jack Lascar, 713-529-6600